EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND

PARTNERSHIPS

DELAWARE CORPORATIONS:

     1) Alpha Respiratory Inc.

     2) Gamma Acquisition Inc.

     3) Health Care Solutions at Home Inc.

     4) Home-Care Equipment Network Inc.

     5) Lincare Holdings Inc.

     6) Lincare Inc.

     7) Lincare Licensing Inc.

     8) Lincare Pharmacy Services Inc.

     9) Lincare Procurement Inc.

     10) Med 4 Home Inc.

INDIANA CORPORATION:

     1) ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY COMPANY:

     1) Healthlink Medical Equipment LLC

NEW YORK CORPORATION:

     1) Lincare of New York Inc.

OHIO LIMITED LIABILITY COMPANY:

      1) Parma Hospital Home Medical LLC

PENNSYLVANIA LIMITED LIABILITY COMPANY:

     1) HCS Lancaster LLC

SOUTH CAROLINA LIMITED PARTNERSHIP:

      1) Lincare of Columbia LP